UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event report) June 14, 2010

Speedemissions, Inc.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-49688	33-0961488
(Commission File Number)	(IRS Employer Identification No.)

1015 Tyrone Road, Suite 220, Tyrone, Georgia	30290
(Address of principal executive offices)	(Zip Code)

(770) 306-7667

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Speedemissions, Inc. (“Speedemissions” or “the Company”) held its 2010 Annual Meeting of Shareholders on June 14, 2010, for the purpose of electing five directors and ratifying the appointment of Habif, Arogeti & Wynne, LLP as its independent auditors for the fiscal year ending December 31, 2010. Additional information on the proposals described above may be found in the Company’s proxy statement filed with the Securities and Exchange Commission on April 27, 2010. As of the record date, there were a total of 11,658,466 voting shares comprised of 7,380,968 shares of common stock and 5,133 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock is entitled to 4,277,498 votes in the aggregate. At the Annual Meeting, 11,359,672 shares of common stock, or approximately 97.4% were represented in person or by proxy, therefore a quorum was present.

Proposal 1 – Election of Five Directors

The five nominees proposed by the Board of Directors were elected to serve as a director until our Annual Meeting of Shareholders to be held in 2011 and until his successor is duly elected and qualified. The voting results for each nominee were as follows:

Nominee	For	Withheld	Abstentions

Richard A. Parlontieri	11,359,472	200	0
Bradley A. Thompson	11,359,472	200	0
Ernest A. Childs	11,359,472	200	0
Gerald Amato	11,359,472	200	0
Michael E. Guirlinger	11,359,472	200	0

Proposal 2 – Ratification of Selection of Independent Auditors

Stockholders ratified the appointment of Habif, Arogeti & Wynne, LLP as independent auditors for the fiscal year ending December 31, 2010. The proposal received the following voting results:

For	Against	Abstentions

11,359,672	0	0

Item 8.01.	Other Events.

On June 14, 2010, the Compensation Committee of Speedemissions approved common stock awards for each of the Company’s directors. The common stock awards vested immediately. The common stock awarded to each director was as follows:

Director	Number of Common Shares Awarded

Richard A. Parlontieri	100,000
Bradley A. Thompson	100,000
Ernest A. Childs	100,000
Gerald Amato	100,000
Michael E. Guirlinger	100,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2010	Speedemissions, Inc.,
a Florida corporation

/s/ Michael S. Shanahan
	By:	Michael S. Shanahan
	Its:	Chief Financial Officer & Secretary